Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Berliner Communications, Inc.
Elmwood Park, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-43032) of Berliner Communications, Inc. of our report dated September 29, 2008, relating to the consolidated financial statements, which appear in the Annual Report on Form 10-K.

/s/ BDO Seidman, LLP
Woodbridge, New Jersey

September 29, 2008